Exhibit 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces Closing of Sale of 60 Acres of Land
Near its Facility in Henderson, Nevada
     Houston, Texas (September 29, 2006) — Pioneer Companies, Inc. [NASDAQ: PONR] announced that its U.S. operating subsidiary, Pioneer Americas LLC, has closed the sale of approximately 60 acres of vacant land located adjacent to its chlor-alkali manufacturing facility in Henderson, Nevada. In June 2005, Pioneer Americas had entered into an agreement to sell this property. While the sale was originally expected to close in 2005, difficulties in obtaining local government approvals and other closing conditions delayed the closing.
     The purchase price for the property was $24 million. Pioneer realized approximately $22.5 million in net proceeds from the sale of this land, which has a nominal book value. Pioneer anticipates using the net proceeds from this sale to redeem a portion of Pioneer’s outstanding Senior Notes in early 2007.
     Gary L. Pittman, Senior Vice President and Chief Financial Officer of Pioneer, commented: “With these sale proceeds, Pioneer will have approximately $95 million of cash at the end of the third quarter, with approximately $103 million of debt. This effectively puts Pioneer in a “debt-free” position at the end of the third quarter, which is a major milestone for Pioneer. We are currently evaluating our future capital needs and optimum capital structure, and anticipate that we will refinance our outstanding Senior Notes and revolver in the first quarter of 2007.”
     Pioneer, based in Houston, Texas, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America. Pioneer’s common stock trades on the NASDAQ Stock Market under the symbol PONR. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet web site at www.piona.com.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200